As filed with the Securities and Exchange Commission on April 29, 2013

Registration Statement No. 333-187662

United States Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 2

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Ellington Residential Mortgage REIT

(Exact Name of Registrant as Specified in Its Governing Instruments)

Ellington Residential Mortgage REIT

53 Forest Avenue

Old Greenwich, CT 06870

(203) 698-1200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laurence Penn

Ellington Residential Mortgage REIT

53 Forest Avenue

Old Greenwich, CT 06870

(203) 698-1200

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel M. LeBey, Esq.	Paul Tropp, Esq.
Christopher C. Green, Esq.	Fried, Frank, Harris, Shriver & Jacobson LLP
Hunton & Williams LLP	One New York Plaza
Riverfront Plaza, East Tower	New York, New York 10004
951 E. Byrd Street	Tel (212) 859-8000
Richmond, Virginia 23219	Fax (212) 859-4000
Tel (804) 788-8200
Fax (804) 788-8218

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 is solely to file certain exhibits to the registration statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

SEC registration fee	$20,235
FINRA filing fee	22,753
NYSE listing fee	125,000
Legal fees and expenses (including Blue Sky fees)	735,000
Accounting fees and expenses	265,000
Printing and engraving expenses	50,000
Transfer agent fees and expenses	3,500
Miscellaneous	4,060

Total	$1,225,548

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On September 25, 2012, we completed a private placement of 1,575,000 common shares to our initial investors for a price of $20.00 per share. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification and Limitation of Liability of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

In addition, our declaration of trust provides that, to the maximum extent permitted by law and subject to certain exceptions, our initial shareholders and our trustees, and their affiliates (which includes the Blackstone Funds, Ellington, our trustees who are nominated by affiliates of the Blackstone Funds or Ellington and our officers who are also employees of Ellington), have no duty to refrain from competing with us, owning any investments or engaging in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) or buying, selling or trading any securities or commodities for their own accounts (including taking positions contrary ours), and no such person will be liable to us or any shareholder for a conflict of interest or a breach of any duty by reason of the fact that the person participates in any such activity. Our declaration of trust also provides that, to the maximum extent permitted by law, none of our initial shareholders or trustees, or their affiliates, are required to present any business opportunity to us unless the opportunity is expressly offered to such person in his or her capacity as a trustee or officer of us.

Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, member, manager, partner, employee or agent, in either case, who is made or is threatened to be made a party to or witness in the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct was not met.

We also expect to enter into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancement by us of expenses and costs relating to certain claims, suits or proceedings arising from their service to us.

We expect to obtain an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The list of exhibits following the signature page of this registration statement is incorporated by reference herein.

Item 37.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on April 29, 2013.

ELLINGTON RESIDENTIAL MORTGAGE REIT

By:	/s/ Lisa Mumford
Lisa Mumford
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	* Laurence Penn	Chief Executive Officer and President; Trustee (Principal Executive Officer)	April 29, 2013

By:	/s/ Lisa Mumford Lisa Mumford	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 29, 2013

By:	*	Trustee	April 29, 2013
David S. Blitzer

By:	*	Trustee	April 29, 2013
Menes O. Chee

*By:	/s/ Daniel Margolis
Name:	Daniel Margolis
Title:	As attorney-in-fact
Date:	April 29, 2013

EXHIBIT INDEX

Exhibit Number		Description

1.1		Form of Underwriting Agreement.

3.1	*	Form of Articles of Amendment and Restatement of Ellington Residential Mortgage REIT.

3.2	*	Form of Amended and Restated Bylaws of Ellington Residential Mortgage REIT.

4.1	*	Specimen Common Share Certificate of Ellington Residential Mortgage REIT.

5.1	*	Opinion of Venable LLP (including consent of such firm).

8.1	*	Opinion of Hunton & Williams LLP (including consent of such firm).

10.1	*	Amended and Restated Management Agreement between Ellington Residential Mortgage REIT and Ellington Residential Mortgage Management LLC.

10.2	*†	2013 Equity Incentive Plan.

10.3	*	Form of Indemnification Agreement (superseded by Exhibit 10.7).

10.4	*	Registration Rights Agreement, dated as of September 24, 2012, by and among Ellington Residential Mortgage REIT, EMG Holdings, L.P. and Blackstone Tactical Opportunities EARN Holdings, L.L.C.

10.5	*	Form of Shareholders Agreement by and among Ellington Residential Mortgage REIT, EMG Holdings, L.P. and Blackstone Tactical Opportunities EARN Holdings, L.L.C.

10.6	*	Amended and Restated Agreement of Limited Partnership of Ellington Residential Mortgage LP.

10.7		Form of Indemnification Agreement.

21.1	*	Subsidiaries of Ellington Residential Mortgage REIT.

23.1	*	Consent of Venable LLP (included in Exhibit 5.1).

23.2	*	Consent of Hunton & Williams LLP (included in Exhibit 8.1).

23.3	*	Consent of PricewaterhouseCoopers LLP.

99.1	*	Consent of Michael W. Vranos to being named as a trustee.

99.2	*	Consent of Robert B. Allardice, III to being named as a trustee.

99.3	*	Consent of David J. Miller to being named as a trustee.

99.4	*	Consent of Thomas F. Robards to being named as a trustee.

99.5	*	Consent of Ronald I. Simon, Ph.D., to being named as a trustee.

*	Previously filed.
†	Compensatory plan or arrangement.